Exhibit 21

SUBSIDIARIES OF THE DAYTON POWER AND LIGHT COMPANY

The Dayton Power and Light Company had the following significant subsidiary on December 31, 2005:

State of Incorporation

DPL Finance Company, Inc.	Delaware